As filed with the Securities and Exchange Commission on March 18, 2010
Registration No. 333-165247

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

China Lodging Group, Limited
(Exact Name of Registrant as Specified in Its Charter)
Not Applicable
(Translation of registrant’s name into English)

Cayman Islands	7011	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5th Floor, Block 57, No. 461 Hongcao Road
Xuhui District
Shanghai 200233
People’s Republic of China
(86) 21 5153-9477
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 604-1666
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Howard Zhang, Esq. Davis Polk & Wardwell LLP 26/F, Twin Towers (West) B12 Jian Guo Men Wai Avenue, Chaoyang District Beijing 100022, China (86) 10-8567-5000	Chris K.H. Lin, Esq. Simpson Thacher & Bartlett LLP 35/F, ICBC Tower 3 Garden Road Central, Hong Kong (852) 2514-7600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note
     The sole purpose of this amendment is to amend the exhibit index and to file Exhibit 1.1 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association, which will become effective upon the closing of this offering, will provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty or fraud.

Under the form of indemnification agreements filed as Exhibit 10.4 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement is filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, or the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7	RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have issued and sold the securities listed below without registering the securities under the Securities Act.

We believe that our issuances of our (i) ordinary shares, (ii) Series A preferred shares, (iii) Series B preferred shares, (iv) warrants to purchase our Series B preferred shares and (v) warrants to purchase our ordinary shares were exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or under Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Based on our Amended and Restated 2007 Global Share Plan, Amended and Restated 2008 Global Share Plan and Amended and Restated 2009 Share Incentive Plan, we granted options to purchase our ordinary shares to certain of our former or current directors, executive officers, consultants and employees from time to time, during the period between February 2007 and February 2010. In March 2010, certain of our officers and employees respectively exercised their options to purchase 7,708,665 ordinary shares in total. After such exercise of options and as of the date of this prospectus, the aggregate number of our ordinary shares underlying our outstanding options is 10,430,403. See “Management — Share Incentive Plans.”

We believe that our issuances of options to purchase our ordinary shares were exempt from registration under the Securities Act in reliance on Rule 701, which allows an issuer that is not at the time of grant subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 and is not an investment company to make option grants pursuant to a written share incentive plan.

				Underwriting
	Date of Sale or	Number of	Consideration in	Discount and
Purchaser	Issuance	Securities	U.S. dollars	Commission

Series A Preferred Shares
Powerhill Holdings Limited	February 4, 2007	40,000,000, of which 20,000,000 held on behalf of Qi Ji and 20,000,000 held on behalf of Tongtong Zhao	US$20,000,000 ((i) in the form of 100% of registered capital of HanTing Xingkong (Shanghai) Hotel Management Co., Ltd. and Shanghai HanTing Hotel Management Group, Ltd., representing 100% shares of such companies, and (ii) payment of US$200,000 in cash to us)	-
John Jiong Wu	February 4, 2007	4,000,000	US$2,000,000 (in the form of 100% registered capital of Yiju (Shanghai) Hotel Management Co., Ltd.	-
Series B Preferred Shares(1)
Chengwei Partners, L.P.	June 20, 2007	466,480	US$594,999.90	-
Chengwei Ventures Evergreen Fund, L.P.	June 20, 2007	11,446,755	US$14,600,450.47	-
Chengwei Ventures Evergreen Advisors Fund, LLC	June 20, 2007	1,414,768	US$1,804,550.73	-
CDH Courtyard Limited	June 20, 2007	13,328,003	US$17,000,001.11	-
Pinpoint Capital 2006 A Limited	June 20, 2007	1,568,001	US$2,000,000.96	-
Northern Light Venture Fund, L.P.	June 20, 2007	1,179,450	US$1,504,400.27	-
Northern Light Partners Fund, L.P.	June 20, 2007	129,517	US$165,200.23	-
Northern Light Strategic Fund, L.P.	June 20, 2007	259,034	US$330,400.46	-
IDG-Accel China Growth Fund L.P.	June 20,2007	4,687,033	US$5,428,408.85 (including US$2,312,100.43 in cash and US$3,116,308.42 in cancellation of an outstanding convertible promissory note)	-
IDG-Accel China Growth Fund-A L.P.	June 20, 2007	957,840	US$1,109,347.18 (including US$472,499.41 in cash and US$636,847.77 in cancellation of an outstanding convertible promissory note)	-
IDG-Accel China Investors L.P.	June 20, 2007	436,654	US$505,722.19 (including US$215,400.48 in cash and US$290,321.71 in cancellation of an outstanding convertible promissory note)	-
Winner Crown Holdings Limited	December 21, 2007	4,704,001	US$6,000,000

				Underwriting
	Date of Sale or	Number of	Consideration in	Discount and
Purchaser	Issuance	Securities	U.S. dollars	Commission

CDH Courtyard Limited	December 21, 2007	1,440,865	US$1,837,837.72	-
Pinpoint Capital 2006 A Limited	December 21, 2007	571,133	US$874,183.02	-
Northern Light Venture Fund, L.P.	December 21, 2007	429,606	US$657,560.10	-
Northern Light Partners Fund, L.P.	December 21, 2007	47,176	US$72,208.15	-
Northern Light Strategic Fund, L.P.	December 21, 2007	94,351	US$144,414.77	-
Chengwei Partners, L.P.	December 30, 2007	50,430	US$64,323.97
Chengwei Ventures Evergreen Fund, L.P.	December 30, 2007	1,237,487	US$1,578,427.04	-
Chengwei Ventures Evergreen Advisors Fund, LLC	December 30, 2007	152,948	US$195,086.70	-
IDG-Accel China Growth Fund L.P.	December 30, 2007	195,966	US$249,956.59	-
IDG-Accel China Growth Fund-A L.P.	December 30, 2007	40,048	US$51,081.62	-
IDG-Accel China Investors L.P.	December 30, 2007	18,257	US$23,286.99	-
Winner Crown Holdings Limited	February 5, 2008	7,513,335	US$11,500,000	-
Tongtong Zhao	February 5, 2008	3,266,667	US$5,000,000	-
Jiong (John) Wu	February 5, 2008	980,000	US$1,500,000	-
Winner Crown Holdings Limited	March 15, 2008	11,760,002	US$18,000,000	-
Powerhill Holdings Limited	May 31, 2008	1,306,667	US$2,000,000 (all in the form of assignment of loan to us)	-
Winner Crown Holdings Limited	May 31, 2008	1,306,667	US$2,000,000	-
Northern Light Venture Fund, L.P.	July, 4 2008	3,160,213	US$4,837,059.97	-
Northern Light Partners Fund, L.P.	July 4, 2008	347,027	US$531,163.46	-
Northern Light Strategic Fund, L.P.	July 4, 2008	694,054	US$1,062,326.92	-
IDG-Accel China Growth Fund L.P.	July 4, 2008	1,707,217	US$2,613,086.83	-
IDG-Accel China Growth Fund-A L.P.	July 4, 2008	348,886	US$534,009.10	-
IDG-Accel China Investors L.P.	July 4, 2008	159,048	US$243,440.78	-
Jiong (John) Wu	July 4, 2008	653,333	US$1,000,000	-
Ordinary Shares(2)
Offshore Incorporations (Cayman) Limited	January 4, 2007	1	US$0.0001	-
Jiong (John) Wu	February 4, 2007	3,999,999	US$400	-
Winner Crown Holdings Limited	February 4, 2007	25,000,000	US$2,500	-
Tongtong Zhao	February 4, 2007	15,000,000	US$1,500	-
Winner Crown Holdings Limited	June 20, 2007	7,840,001	US$9,999,996.68	-
Yongbin Cai, Yangqing Shi, Wenying Yang and Hui Zhu	August 14, 2007	1,550,533	US$1,977,718.06
Jihua Ma, Shengli Wang and Rongying Xue	December 21, 2007	680,601	US$1,129,864.07
Hui Wan	May 22, 2009	811,539	US$1,464,236	-
Crown Horse Limited	May 22, 2009	807,418	US$1,456,800	-
Qinghua Cai	May 22, 2009	554,241	US$1,000,000	-
Heiho Tong	May 22, 2009	405,770	US$732,118	-
Ge Feng	May 22, 2009	358,435	US$646,713	-
Jun Zhu	May 22, 2009	243,462	US$439,271	-
Jacob International Limited	May 22, 2009	113,616	US$204,993	-
Global Crystal Consultants Limited	May 22, 2009	81,154	US$146,424	-
Richtime Dev. Limited	August 6, 2009	735,000	US$551,250
Winner Crown Holdings Limited	August 6, 2009	1,982,509	US$3,576,981	-
Bo Li	August 6, 2009	482,866	US$871,220	-
Huiqiu Cheng	August 6, 2009	162,308	US$292,847	-
Jacob International Limited	August 6, 2009	138,560	US$250,000	-
Everlasting Investment Management Co., Ltd	February 8, 2010	1,500,000	US$2,310,000	-

				Underwriting
	Date of Sale or	Number of	Consideration in	Discount and
Purchaser	Issuance	Securities	U.S. dollars	Commission

Tongren Investment Holdings Limited	February 8, 2010	200,000	US$308,000	-
Certain officers	March 8, 2010	3,276,875	US$3,264,625	-
Certain employees	March 8, 2010	4,431,790	US$2,756,740	-

(1)	Include Series B preferred shares issued as a result of the exercise of warrants.

(2)	Include ordinary shares issued as a result of the exercise of warrants and options.

In June 2007, we issued the following warrants to purchasers of our Series B preferred shares and Winner Crown for the purchase of additional Series B preferred shares. The warrants were issued in connection with the sale of our Series B preferred shares in June 2007 and we did not receive any separate consideration for the warrants. The number of Series B preferred shares covered by each warrant, the per share exercise price and current status of each warrant are listed below.

		Number of Series B
		Preferred Shares	Per Share Exercise
Warrant No.	Purchaser	Covered	Price	Current Status

No. 1	Chengwei Partners, L.P.	169,912	US$1.530612	Exercised in full
No. 2	Chengwei Ventures Evergreen Fund, L.P.	4,169,396	US$1.530612	Exercised in full
No. 3	Chengwei Ventures Evergreen Advisors Fund, LLC	515,319	US$1.530612	Exercised in full
No. 4	CDH Courtyard Limited	4,854,626	US$1.530612	Expired. Not exercised.
No. 5	Pinpoint Capital 2006 A Limited	571,133	US$1.530612	Exercised in full
No. 6	Northern Light Venture Fund, L.P.	429,606	US$1.530612	Exercised in full
No. 7	Northern Light Partners Fund, L.P.	47,176	US$1.530612	Exercised in full
No. 8	Northern Light Strategic Fund, L.P.	94,351	US$1.530612	Exercised in full
No. 9	IDG-Accel China Growth Fund L.P.	1,707,217	US$1.530612	Exercised in full
No. 10	IDG-Accel China Growth Fund-A L.P.	348,886	US$1.530612	Exercised in full
No. 11	IDG-Accel China Investors L.P.	159,048	US$1.530612	Exercised in full
No. 12	Chengwei Partners, L.P.	50,430	US$1.27551	Exercised in full
No. 13	Chengwei Ventures Evergreen Fund, L.P.	1,237,487	US$1.27551	Exercised in full
No. 14	Chengwei Ventures Evergreen Advisors Fund, LLC	152,948	US$1.27551	Exercised in full
No. 15	CDH Courtyard Limited	1,440,865	US$1.27551	Exercised in full
No. 16	IDG-Accel China Growth Fund L.P.	195,966	US$1.27551	Exercised in full
No. 17	IDG-Accel China Growth Fund-A L.P.	40,048	US$1.27551	Exercised in full
No. 18	IDG-Accel China Investors L.P.	18,257	US$1.27551	Exercised in full
No. 19	Winner Crown Holdings Limited	4,704,001	US$1.27551	Exercised in full

In March 2007, we issued the following convertible promissory notes, all of which were converted into our Series B preferred shares in June 2007.

Underwriting
Discount and
Purchaser	Principal Amount	Consideration	Commission

IDG-Accel China Growth Fund L.P.	US$3,082,800	US$3,082,800	-
IDG-Accel China Growth Fund-A L.P.	US$630,000	US$630,000	-
IDG-Accel China Investors L.P.	US$287,200	US$287,200	-

In January 2010, we issued the following warrants. The number of ordinary shares covered by each warrant, the per share exercise price and current status of each warrant are listed below.

		Number of
		Ordinary	Per Share
Warrant No.	Purchaser	Shares Covered	Exercise Price	Current Status
No. 1	Everlasting Investment Management Co., Ltd.	1,500,000	US$1.54	Exercised in full
No. 2	Tongren Investment Holdings Limited	200,000	US$1.54	Exercised in full

ITEM 8	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

See Exhibit Index beginning on page II-8 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our consolidated financial statements or the notes thereto.

ITEM 9	UNDERTAKINGS

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, People’s Republic of China, on March 18, 2010.

China Lodging Group, Limited

By:
/s/  Tuo (Matthew) Zhang

    Name: Tuo (Matthew) Zhang
    Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on March 18, 2010.

Signature	Title

* Name: Qi Ji	Executive Chairman of the Board of Directors

/s/ Tuo (Matthew) Zhang Name: Tuo (Matthew) Zhang	Chief Executive Officer (principal executive officer)

/s/ Min (Jenny) Zhang Name: Min (Jenny) Zhang	Chief Financial Officer (principal financial and accounting officer)

* Name: John Jiong Wu	Director

* Name: Tongtong Zhao	Director

* Name: Ping Ping	Independent Director

* Name: Yan Huang	Independent Director

*By: /s/ Tuo (Matthew) Zhang Name: Tuo (Matthew) Zhang Attorney-in-fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Under the Securities Act, the undersigned, the duly authorized representative in the United States of China Lodging Group, Limited, has signed this registration statement or amendment thereto in Newark, Delaware, on March 18, 2010.

Authorized U.S. Representative

By:
/s/  Donald J. Puglisi

Name:	Donald J. Puglisi
Title:	Managing Director

China Lodging Group, Limited

EXHIBIT INDEX

Exhibit Number		Description

1.1		Form of Underwriting Agreement
3	.1†	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3	.2†	Amended and Restated Memorandum and Articles of Association of the Registrant, to become effective upon the completion of this offering
4	.1†	Form of the Registrant’s American Depositary Receipt (included in Exhibit 4.3)
4	.2†	Specimen Certificate for Ordinary Shares of the Registrant
4	.3†	Form of Deposit Agreement among the Registrant, the Depositary and all Holders and Beneficial Owners of the American Depositary Shares issued thereunder
4	.4†	Ordinary Share and Series A Preferred Share Purchase Agreement, dated February 4, 2007
4	.5†	Supplemental Agreement of Ordinary Share and Series A Preferred Share Purchase Agreement, dated April 18, 2007
4	.6†	Series A Preferred Shareholders Agreement, dated February 4, 2007
4	.7†	Series B Preferred Share Purchase Agreement, dated June 20, 2007
4	.8†	Amended and Restated Shareholders Agreement, dated June 20, 2007
4	.9†	Form of Certificate of Warrant to Purchase Series B Preferred Stock
4	.10†	Form of Series B Convertible Preferred Shares Subscription Agreement and its amendment
4	.11†	Warrant for the Purchase of Shares of Common Stock of the Registrant, dated January 8, 2010
4	.12†	Warrant for the Purchase of Shares of Common Stock of the Registrant, dated January 15, 2010
5	.1†	Opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares being registered
8	.1†	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters
8	.2†	Opinion of Davis Polk & Wardwell LLP regarding certain U.S. tax matters
10	.1†	Amended and Restated 2007 Global Share Plan, amended and restated as of December 12, 2007
10	.2†	Amended and Restated 2008 Global Share Plan, amended and restated as of October 31, 2008
10	.3†	Amended and Restated 2009 Share Incentive Plan, amended and restated as of October 1, 2009
10	.4†	Form of Indemnification Agreement with the Registrant’s Directors
10	.5†	Form of Employment Agreement between the Registrant and Executive Officers of the Registrant
10	.6†	Facility Agreement between China Merchants Bank and HanTing Xingkong (Shanghai) Hotel Management Co., Ltd., dated June 19, 2009
10	.7†	Fixed Assets Loan Agreement between the Industrial and Commercial Bank of China and Shanghai HanTing Hotel Management Group, Ltd. (formerly known as Lishan Senbao (Shanghai) Investment Management Co., Ltd.), dated September 22, 2008
10	.8†	Fixed Assets Loan Contract between the Industrial and Commercial Bank of China and HanTing Xingkong (Shanghai) Hotel Management Co., Ltd., dated January 4, 2010
10	.9†	Subscription Agreement between the Registrant and Ctrip.com International, Ltd., dated March 12, 2010
10	.10†	Investor and Registration Rights Agreement between the Registrant and Ctrip.com International, Ltd., dated March 12, 2010
16	.1†	Letter from Ernst & Young Hua Ming regarding change in certifying accountant
21	.1†	Subsidiaries of the Registrant
23	.1†	Consent of Deloitte Touche Tohmatsu CPA Ltd.
23	.2†	Consent of Conyers Dill & Pearman (included in Exhibits 5.1 and 8.1)
23	.3†	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.2)
23	.4†	Consent of Jun He Law Offices
23	.5†	Consent of Shanghai Inntie Hotel Management Consulting Co., Ltd.
23	.6†	Consent of Euromonitor International
23	.7†	Consent of Smith Travel Research
23	.8†	Consent of iResearch Consulting Group
23	.9†	Consent of Min Fan
24	.1†	Powers of Attorney (included on the signature page in Part II of this registration statement)
99	.1†	Code of Business Conduct and Ethics of the Registrant

†  Previously filed.